Exhibit 99.1

Contact:	Investor Relations
Colin T. Severn
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES ANNOUNCES EXPIRATION OF

TENDER OFFER OF WILLIAM LYON HOMES, INC.

FOR ITS OUTSTANDING SENIOR NOTES

NEWPORT BEACH, CA—June 8, 2009—William Lyon Homes (the “Company”) announced today that the tender offer by its wholly-owned subsidiary, William Lyon Homes, Inc. (the “Issuer”), relating to the Issuer’s outstanding senior notes described below (the “Tender Offer”), expired on June 5, 2009 at 11:59 PM, New York City time. The Tender Offer was made pursuant to an Offer to Purchase, dated April 13, 2009, as amended by the Amendment dated May 22, 2009 (as amended, the “Offer to Purchase”), and related to the Issuer’s outstanding 7 5/8% Senior Notes due 2012 (CUSIP No. 552075 AE3), 10 3/4% Senior Notes due 2013 (CUSIP No. 552075 AA1), and 7 1/2% Senior Notes due 2014 (CUSIP No. 552075 AC7) (collectively, the “Notes”).

At the expiration of the Tender Offer, the following Notes had been validly tendered (and not withdrawn) in the amounts set forth below:

Series of Notes	CUSIP No.	Outstanding Principal Amount prior to Tender Offer (in millions)		Principal Amount Tendered (in millions)	Tender Offer Consideration(1)	Aggregate Tender Offer Consideration to be Paid (in millions)(2)
10 3/4% Senior Notes due 2013	552075 AA1	$214.9	(3)	$2.376	$300.0	$0.7128
7 5/8% Senior Notes due 2012	552075 AE3	$127.9		$29.050	$280.0	$8.1340
7 1/2% Senior Notes due 2014	552075 AC7	$124.1		$21.709	$280.0	$6.0785

				$53.135		$14.9253

(1)	Per $1,000 principal amount of Notes that are accepted for purchase.

(2)	Excluding Accrued Interest

(3)	Without giving effect to unamortized bond discount.

The Issuer currently intends to accept for purchase all Notes validly tendered and not withdrawn. It is currently anticipated that closing and settlement of the Tender Offer will occur on Wednesday, June 10, 2009. Closing of the Tender Offer remains subject to certain conditions described in the Offer to Purchase.

Additional Information

The Issuer has retained Moelis & Company LLC to act as dealer manager in connection with the Tender Offer. Questions regarding the Tender Offer should be directed to Moelis & Company LLC: Mr. Robert Crowley at (617) 341-7101 or Mr. Robert Flachs at (310) 443-2326. Copies of the Amendment, the Offer to Purchase and the related letter of transmittal may be obtained from Global Bondholder Services Corporation, the information agent for the Tender Offer, at (866) 736-2200 (toll free).

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to the Notes, and shall not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation would be unlawful. The Tender Offer is being made solely pursuant to the Offer to Purchase, which sets forth the complete terms and conditions of the Tender Offer. Holders of the Notes are urged to read the Offer to Purchase and related documents carefully because they contain important information.

About William Lyon Homes

William Lyon Homes is primarily engaged in the design, construction and sale of new single-family detached and attached homes in California, Arizona and Nevada. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s Web site at www.lyonhomes.com.

William Lyon Homes Safe Harbor Statement

Certain statements contained in this news release that are not historical information constitute “forward-looking statements.” The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, terrorism or hostilities involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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